UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ICOS CORPORATION

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Filed by ICOS Corporation Pursuant to Rule 14a-6(b)

Under the Securities Exchange Act of 1934

Subject Company: ICOS Corporation

Commission File No.: 000-19171

This filing relates to the proposed acquisition of ICOS Corporation (“ICOS”) by Eli Lilly and Company (“Lilly”) pursuant to the terms of an Agreement and Plan of Merger, dated as of October 16, 2006 by and among ICOS, Tour Merger Sub, Inc. (“Merger Sub”) and Lilly, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of December 17, 2006 by and among ICOS, Lilly and Merger Sub. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Current Report on Form 8-K filed by ICOS on October 17, 2006 and is incorporated by reference into this filing. The Amendment No. 1 to the Agreement and Plan of Merger is on file with the SEC as an exhibit to the Current Report on Form 8-K filed by ICOS on December 18, 2006 and is incorporated by reference into this filing.

ICOS issued the following press release today, January 12, 2007:

ICOS CORPORATION

22021 20th Avenue SE

Bothell, WA 98021

PRESS RELEASE

January 12, 2007

Glass Lewis and PROXY Governance Recommend

ICOS Shareholders Vote for Lilly’s $34 per Share Cash Merger

BOTHELL, Wash.—January 12, 2007— ICOS Corporation (NASDAQ: ICOS), announced today that Glass Lewis and Company, a leading proxy advisory service, has issued its report recommending that ICOS’ shareholders vote in favor of the revised offer by Eli Lilly and Company (NYSE:LLY) to acquire all of the outstanding common stock of ICOS for a purchase price of $34 per share in cash. PROXY Governance Inc., another proxy advisory service, also has recommended that shareholders vote to approve the offer.

In its report, Glass Lewis noted, “In light of the newly disclosed information (particularly that the release of management’s financial projections), we believe the proposed $34.00 per share offer represents a financially fair consideration to shareholders based on the DCF analysis and the execution risks that would remain with ICOS shareholders if the transaction is not approved. As such, we believe the transaction warrants shareholder approval.”

In its report, PROXY Governance said, “We recognize that the company’s board appears to have undergone a thorough process in negotiating the sale of the company with Lilly … PROXY Governance believes that shareholders will, in the long run, be better off with the all-cash merger consideration.”

“We are pleased that Glass Lewis and PROXY Governance both agree with the ICOS board of directors’ recommendation that shareholders vote in favor of Lilly’s offer,” said Paul Clark, ICOS chairman, president and chief executive officer. “We believe that the $34 per share cash merger, which was carefully considered and unanimously approved by the ICOS board of directors, provides very attractive value for ICOS shareholders.”

ICOS also said that Institutional Shareholder Services Inc., a third proxy advisory service, has recommended that ICOS shareholders not approve the new offer by Lilly. Mr. Clark added, “ICOS disagrees with the ISS conclusion. We are disappointed that ISS refused to recognize the substantial and immediate value this offer will deliver to ICOS shareholders. ICOS shareholders should be aware that Lilly has declared $34 per share as its best and final offer. ICOS’ board of directors has urged shareholders to vote in favor of the offer at the special meeting of shareholders on January 25, 2007.”

ICOS will hold a special meeting of shareholders on Thursday, January 25, 2007, to vote on the revised Agreement and Plan of Merger. ICOS’ board of directors has considered and unanimously approved the revised $34 per share price and has recommended that shareholders approve the revised Agreement and Plan of Merger.

About ICOS Corporation:

ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. Through Lilly ICOS LLC, ICOS is marketing its first product, Cialis® (tadalafil)1, for the treatment of erectile dysfunction. ICOS is working to develop treatments for serious unmet medical needs such as benign prostatic hyperplasia, pulmonary arterial hypertension, cancer, psoriasis and inflammatory diseases.

Where to Find Additional Information about the Proposed Acquisition by Eli Lilly and Company

A special meeting of ICOS shareholders will be held on January 25, 2007 to obtain shareholder approval of the proposed transaction. ICOS has filed with the Securities and Exchange Commission and distributed to its shareholders a definitive proxy statement and other relevant documents in connection with the special shareholder meeting for the proposed transaction. ICOS shareholders are urged to read the definitive proxy statement and other relevant materials because they contain important information about ICOS, Lilly and the proposed transaction. Investors may obtain a free copy of these materials and other documents filed by ICOS with the Securities and Exchange Commission at the SEC’s website at www.sec.gov, at ICOS’ website at www.ICOS.com or by sending a written request to ICOS at 22021 20th Avenue SE, Bothell, Washington 98021, Attention: General Counsel.

ICOS and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its

[1]	Cialis® is a registered trademark of Lilly ICOS LLC.

shareholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of ICOS’ shareholders in connection with the proposed transaction is set forth in ICOS’ definitive proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction is set forth in the definitive proxy statement on file with the SEC.

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For investors:

ICOS Corporation

Lacy Fitzpatrick, 425-415-2207

or

MacKenzie Partners, Inc.

Dan Burch, 212-929-5748

Larry Dennedy, 212-929-5239

For media:

Abernathy MacGregor Group

Ian Campbell, 213-630-6550

Mike Pascale, 212-371-5999